Exhibit 10.1
ATMEL CORPORATION
STEVEN LAUB AMENDED EMPLOYMENT AGREEMENT
   This Amended Employment Agreement (the “Agreement”) is entered into effective as of December 31, 2008, by and between Atmel Corporation (the “Company”) and Steven Laub (“Executive”) and amends and restates the employment agreement entered into as of August 6, 2006, by the Company and Executive, and amended effective as of March 13, 2007.
     1. Duties and Scope of Employment.
          (a) Positions and Duties. As of December 31, 2008, Executive will continue to serve as the Company’s Chief Executive Officer and President. Executive will report to the Company’s Board of Directors (the “Board”). Further, Executive will continue to render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.
          (b) Board Membership. As of December 31, 2008, Executive will continue to serve as a member of the Board. At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.
          (c) Obligations. During the Employment Term, Executive, except as provided below, will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s written corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, (i) serve in any capacity with any civic, educational, professional, industry or charitable organization, provided such services do not interfere with Executive’s obligations to Company, and (ii) serve on the board of directors of one (1) company of his choosing, with such company to be reasonably acceptable to the Board (currently Teridian Semiconductor Corporation, as to which Executive is paid by Golden Gate Capital and such service will not constitute a violation of this Section 1(c)).
               (i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this

Agreement. Executive further represents that he disclosed to the Company in writing all threatened, pending, or actual claims that were unresolved and still outstanding as of August 6, 2006, in each case, against Executive of which he was aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors.
          (d) Other Entities. Executive agrees to serve and will be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will mean any entity controlled by, controlling, or under common control of the Company.
     2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
     3. Compensation.
          (a) Base Salary. The Company will pay Executive an annual salary of $755,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). Executive’s Base Salary will be subject to annual review (subject to the provisions of Section 10(e)(iii) of this Agreement). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholdings.
          (b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the “Committee”). During the Employment Term, Executive’s target annual incentive (“Target Annual Incentive”) will be not less than 100% of Base Salary. For fiscal 2008, Executive’s Target Annual Incentive is 125% of Base Salary. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee with the input of Executive are achieved or exceeded and will be adjusted for under- or over-performance.
          (c) Equity Awards.
               (i) As of August 7, 2006, Executive was granted a nonstatutory stock option to purchase 1,450,000 shares of Company common stock at a per share exercise price equal to the closing price per share on the Nasdaq National Market (“Nasdaq”) for the common stock of the Company on August 7, 2006 (the “Initial Option”). The Initial Option was granted under and is subject to the terms, definitions and provisions of the Company’s 2005 Stock Plan (the “Plan”) and was and is scheduled to vest at a rate of 25% of the shares subject to the Initial

Option on the first anniversary of the grant and 1/48 of the shares was and is scheduled to vest monthly thereafter assuming Executive’s continued employment with the Company on each scheduled vesting date. Except as provided in this Agreement, the Initial Option is subject to the Company’s standard terms and conditions for options granted under the Plan.
               (ii) On January 2, 2007, the Company granted to Executive a nonstatutory stock option to purchase 500,000 shares of Company common stock at a per share exercise price equal to the closing price per share on the Nasdaq for the common stock of the Company on January 2, 2007 (the “Additional Option”). The Additional Option was granted under and is subject to the same terms, definitions and provisions applicable to the Initial Option, and was and is scheduled to vest at a rate of 25% of the shares subject to the award on August 7, 2007, and the remainder of the shares was and is scheduled to vest pro-rata monthly over the three (3) year period commencing on August 7, 2007, assuming Executive’s continued employment with the Company on each scheduled vesting date. In addition, on July 11, 2007, the Company granted 1,000,000 restricted stock units to Executive under and subject to the same terms, definitions and provisions applicable to the Initial Option assuming exercise thereof, except that such shares were and are scheduled to vest at a rate of 25% of the shares subject to the award vesting on August 7, 2007, and the remainder of the shares was and is scheduled to vest pro-rata quarterly over the three (3) year period commencing on August 7, 2007, assuming Executive’s continued employment with the Company on each scheduled vesting date. The Company agrees (to the extent permitted by the Company’s Insider Trading Policy), at the request of Executive, to facilitate the implementation by Executive of a 10b5-1 trading plan to accommodate Executive’s ability to sell such portion of the relevant shares as may be necessary to cover Executive’s tax withholding obligations with respect to such vesting, if any, at such tax rate as Executive may specify. If the Company’s Insider Trading Policy does not permit the implementation of a 10b5-1 trading plan, Executive will be allowed to have the Company withhold the number of shares necessary to satisfy his minimum tax withholding obligation.
               (iii) Executive has received grants of equity awards under the Plan other than the equity awards described in Section 3(c)(i) and (ii) above. As determined by the Committee, Executive will continue to be eligible for grants of equity compensation awards under the Plan (or any other stock plan maintained by the Company) in accordance with the Company’s policies, as in effect from time to time, and subject to such terms and conditions as the Committee determines, including vesting criteria such as continued service or performance objectives.
     4. Employee Benefits.
          (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.
          (b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers, but with vacation accrual of not less than four (4) weeks per year.

     5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     6. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, this Agreement, and/or separate indemnification agreement, as applicable. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to exercise any outstanding stock options for at least twelve (12) months after the later of such termination of employment or the date upon which Executive ceases to provide any other services to the Company or any of its affiliates, whether as a director, independent contractor or otherwise, but in no event later than the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement. In the event Executive’s employment with the Company terminates due to death or Disability, then there will be acceleration of vesting of any then unexpired and unvested equity awards (including, but not limited to, awards of stock appreciation rights or restricted stock units but excluding the award of performance-based restricted stock units granted to Executive on August 15, 2008, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting following a change of control and in connection with certain terminations of employment) held by Executive based on the vesting that Executive would have achieved had Executive remained in the employ of the Company for an additional twelve (12) months. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 7.
     7. Severance.
          (a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 8 and Section 7(d) below, Executive will receive: (i) in a lump sum payment on the sixty-first (61st) day following Executive’s termination of employment: (A) an amount equal to twenty-four (24) months of Executive’s Base Salary (subject to applicable tax withholdings); and (B) an amount equal to the current year’s Target Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365; (ii) twelve (12) months accelerated vesting with respect to Executive’s then outstanding, unvested equity awards (other than the award of performance-based restricted stock units granted to Executive on August 15, 2008, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting following a change of control and in connection with certain terminations of employment); and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.
          (b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8 and Section 7(d) below, Executive will receive: (i) in a lump sum payment on the ninety-sixth (96th) day following Executive’s termination of employment: (A) an amount equal to twenty-four (24) months of Executive’s Base Salary for the year in which the termination occurs (subject to applicable tax withholdings); and (B) an amount equal to 100% of Executive’s Target Annual Incentive for the year in which the termination occurs (subject to applicable tax withholdings); (ii) an amount equal to the current year’s Target Annual Incentive pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365; (iii) 100% of Executive’s then outstanding unvested equity awards (other than the award of performance-based restricted stock units granted to Executive on August 15, 2008, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting following a change of control and in connection with certain terminations of employment) will vest, (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans, and (v) transitional outplacement benefits in accordance with the policies and guidelines of the Company as in effect immediately prior to the Change of Control.
          (c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily (excluding a termination for Good Reason), including due to death or Disability or is terminated for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans; provided, however, that any such severance benefits will be paid or provided at the same time and in the same form as similar severance benefits would be paid or provided under Section 7(a) or (b) in connection with Executive’s termination without Cause or resignation for Good Reason.
          (d) Code Section 409A.
               (i) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be considered due or payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service (other than due to death), then the severance benefits payable to Executive under this Agreement that are considered deferred compensation under Section 409A, if any, and any other severance payments or separation benefits that are considered deferred compensation under Section 409A, if any (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following his separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of clarity, the following severance benefits shall not constitute Deferred Compensation Separation Benefits: (A) the vesting acceleration of outstanding awards of stock options, stock appreciation rights or restricted stock described in Sections 7(a)(iii) and 7(b)(iv) unless such awards include deferral or other features that cause such awards to be subject to Section 409A; and (B) the COBRA reimbursements described in Sections 7(a)(iv) and 7(b)(v). If Executive dies following his separation from service but prior to the six (6) month anniversary of his date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Executive’s estate as soon as administratively practicable after the date of his death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
               (ii) Amendments to this Agreement to Comply with Section 409A. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.
     8. Conditions to Receipt of Severance; No Duty to Mitigate.
          (a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. The separation agreement and release of claims must be executed and effective within the period required by the release but in no event later than the scheduled payment date set forth in Section 7(a)(i) or Section 7(a)(ii), as applicable. No severance or other benefits pursuant to Section 7 will be paid or provided until the separation agreement and release agreement becomes effective.

          (b) Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive agreeing that during the Employment Term and Continuance Period, Executive will not (i) solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company within the Continuance Period. If Executive violates this Section 8(b), the Company’s sole recourse will be as follows: (x) the Executive shall repay to the Company an amount equal to (1) the after-tax proceeds of cash severance benefits paid to Executive pursuant to Section 7 of this Agreement multiplied by (2) the percentage determined by dividing the number of days that remain in the Continuance Period as of the date Executive violates this Section 8(b) by 730; and (y) the Company will be permitted to terminate any future reimbursements for premiums to be paid for continued health benefits pursuant to Sections 7(a)(iii) or 7(b)(iv). Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 8(b). Public solicitation, such as by taking out ads in a newspaper, advertising on the web and the like, not specifically aimed at employees of the Company, will not constitute a breach of this Section 8(b).
          (c) Nondisparagement. During the Employment Term and Continuance Period, Executive and the Company in its official communications will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. The Company will instruct its officers and directors to not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.
          (d) Other Requirements. Executive’s receipt of continued severance payments pursuant to Section 7 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 8.
          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
     9. Excise Tax. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s Excise Tax liability, if any, and the amount, if any, required to be paid under this Section 9 will be made in writing by the Company’s independent tax accountants immediately prior to the Change of Control (the “Accountants”). In the event of a reduction in accordance with this paragraph (as described in (b) above), the reduction will occur, with respect to the benefits provided in this Agreement that are considered “parachute payments” within the meaning of Section 280G of the Code, in accordance with the following:
          (a) Assignment of Values. Each payment will be assigned an “Economic Value” and a “280G Value.” The 280G Value will equal the value of the payment for purposes of Section 280G of the Code as determined by the Accountants in accordance with Section 280G of the Code and applicable Treasury Regulations. The Economic Value will be determined as follows:
               (i) Cash payments. The Economic Value of cash payments will equal the 280G Value of each such payment.
               (ii) Equity awards.
                    (1) Options and Stock Appreciation Rights. The Economic Value of a Share (as defined below) subject to a stock option or stock appreciation right will be the difference equal to (A) the fair market value of such Share as of the date the 280G Value of the Share is determined for purposes of this Section, minus (B) the per share exercise price of the award.
                    (2) Restricted Stock and Restricted Stock Units. The Economic Value of a Share subject to a restricted stock or restricted stock unit award will be the difference equal to (A) the fair market value of such Share as of the date the 280G Value of the Share is determined for purposes of this Section, less (B) the per share purchase price of the award, if any.
                    (3) For purposes of this Section 9, each share of common stock subject to each stock option, stock appreciation right, restricted stock award and restricted stock unit award, the payment or vesting acceleration of which constitutes a parachute payment within the meaning of Section 280G of the Code (a “Share”), will be a separate “payment.” As a result, an Economic Value, 280G Value, and 280G Ratio (as defined below) will be determined for each Share. For purposes of illustration only, assume that Executive is granted an option on January 1, 2008, covering 500 Shares at a per share exercise price of $5. The option is scheduled to vest in equal annual installments of 250 Shares on January 1, 2010 and January 1, 2011. However, if a change of control occurs and Executive is terminated without cause, Executive is entitled to 100% vesting acceleration. On March 1, 2009, a change of control occurs with a deal price of $10 and Executive is terminated without cause. The Accountants determine that Executive’s severance benefits should be reduced in accordance with this Section 9 and that the amount of the 280G Value to be reduced is $100. The Accountants determine that the Economic Value, 280G Value, and 280G Ratio for each of the 500 Shares subject to the option are as follows:

                         a) The Economic Value for each Share is $5 (i.e., $10 deal price less the $5 per share exercise price).
                         b) The 280G Value of each Share that would have vested on January 1, 2010 (the “2010 Shares”), is $1, as determined by the Accountants based on appropriate assumptions used in calculating the 280G Value in accordance with Section 280G of the Code and applicable Treasury Regulations.
                         c) The 280G Value of each Share that would have vested on January 1, 2011 (the “2011 Shares”), is $2, as determined by the Accountants based on appropriate assumptions used in calculating the 280G Value in accordance with Section 280G of the Code and applicable Treasury Regulations.
                         d) The 280G Ratio of each 2010 Share is 5:1 (i.e., $5 Economic Value divided by the $1 280G Value).
                         e) The 280G Ratio of each 2011 Share is 5:2 (.i.e., the $5 Economic Value divided by the $2 280G Value).
                         The 280G Ratio of a 2011 Share is lower than the 280G Ratio of a 2010 Share. Consequently, the Accountants will reduce the 2011 Shares first. As each 2011 Share has a 280G Value of $2, the Accountants must reduce the 2011 Shares by 50 Shares (i.e., reducing the 2011 Shares by 50 Shares will reduce the Employee’s aggregate 280G Value by $100 (50 Shares multiplied by $2). After taking the reduction into account, Executive vests in a total of 450 Shares (i.e., 250 Shares that would have vested on January 1, 2010 and 200 Shares that would have vested on January 1, 2011).
               (iii) Other Benefits and Payments. The Economic Value of each payment attributable to reimbursement for premiums paid for continued health benefits under the Company’s health plans will equal the 280G Value of each payment, such that the 280G Ratio for each such payment will be equal to one (1).
          (b) Ranking of Payments. After the 280G Value and Economic Value of each payment are determined, the Accountants will rank the payments in order of increasing 280G Ratio as follows: the payment with the lowest 280G Ratio will be ranked first and all other payments will be ranked in ascending order with respect to their 280G Ratios with the payment with the highest 280G Ratio ranked last. For this purpose, the “280G Ratio” will mean, with respect to each payment, the ratio determined by dividing: (1) the Economic Value of the payment by (2) the 280G Value of the payment. For purposes of clarity, the Accountants will determine a separate 280G Ratio for each Share.
          (c) Reduction of Parachute Payments. The portion of each payment that is a parachute payment under Section 280G of the Code will be reduced in the order in which the payments have been ranked in accordance with Section 9(b) above. For purposes of clarity, a Share or the acceleration of a Share, as applicable, may be reduced in whole Shares only and may not be reduced by a fraction of such Share. In the event that two or more payments have the same 280G Ratio, the portion of each payment that is a parachute payment will be reduced in accordance with the following rules:

               (i) Cash Payments.
                    (1) With respect to two or more cash payments that have the same 280G Ratio, such payments will be reduced on a pro-rata basis.
                    (2) Any cash payments that have the same 280G Ratio as payments that are not cash payments will be reduced prior to reducing the payments that are not cash payments.
               (ii) Equity Awards.
                    (1) With respect to two or more Shares, if the Shares have the same 280G Ratio, the order of reduction of such Shares will be based on the 280G Value of the Shares. Shares with a higher 280G Value will be subject to earlier reduction, such that a Share with the highest 280G Value will be reduced first and a Share with the lowest 280G Value will be reduced last.
                    (2) In the event that two or more Shares (A) have the same 280G Ratio and (B) have the same 280G Value, the Shares will be subject to reduction based on the dates of grant of the equity awards covering such Shares. Shares subject to equity awards granted earlier will be subject to earlier reduction, such that a Share subject to an equity award with the earliest grant date will be reduced first and a Share subject to an equity award with the most recent grant date will be reduced last. Notwithstanding the foregoing, if any one or more Shares subject to one or more nonstatutory stock options have the same 280G Ratio as any one or more Shares subject to one or more incentive stock options, Shares subject to incentive stock options will be subject to reduction only after Shares subject to nonstatutory stock options with the same 280G Ratio have been reduced in full.
                    (3) Any Shares that have the same 280G Ratio as payments attributable to reimbursement for premiums paid for continued health benefits under the Company’s health plans will be reduced prior to any such other payments having the same 280G Ratio that are neither cash nor Shares, provided that cash payments and Shares with the same 280G Ratio have been reduced in full.
               (iii) Other Benefits and Payments. With respect to two or more payments that: (A) have the same 280G Ratio and (B) are payments attributable to reimbursement for premiums paid for continued health benefits under the Company’s health plans such payments will be subject to pro rata reduction, provided that cash payments and Shares with the same 280G Ratio have been reduced in full.
          For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 9.

     10. Definitions.
          (a) Cause. For purposes of this Agreement, “Cause” will mean:
               (i) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and Executive has not taken corrective action within thirty (30) days of such written demand;
               (ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;
               (iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;
               (iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;
               (v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);
               (vi) Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”;
               (vii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).
          (b) Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:
               (i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (iv) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are either (x) elected by the Board pursuant to Section 3.4 of the Bylaws of the Company, or (y) nominated by the Board for election by the stockholders pursuant to Section 3.3 of the Bylaws of the Company, in either case (x) or (y), with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
          (c) Continuance Period. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the second (2nd) anniversary of such date.
          (d) Disability. For purposes of this Agreement, “Disability” will mean Executive’s absence from his responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of Executive’s mental or physical illness or injury.
          (e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:
               (i) An adverse change in Executive’s title or reporting relationship, or a significant reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position, or responsibilities in effect immediately prior to such reduction;
               (ii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that (A) also is applied to substantially all other executive officers of the Company, or, following a Change of Control, substantially all other executive officers of the consolidated entity that includes the Company, and (B) reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute “Good Reason”;
               (iii) A reduction in Executive’s Base Salary or Target Annual Incentive as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that (A) also is applied to substantially all other executive officers of the Company, or, following a Change of Control, substantially all other executive officers of the consolidated entity that includes the Company, and (B) reduces Base Salary or Target Annual Incentive by a percentage reduction of 10% or less in the aggregate will not constitute “Good Reason”;
               (iv) The relocation of Executive to a facility or location more than twenty-five (25) miles from the location of the Company’s executive offices as of August 6, 2006;
               (v) Any material breach by the Company of any material contractual obligation owed Executive which breach is not remedied within thirty (30) days of written notice; or
               (vi) The failure of the Company to obtain the assumption of this Agreement by a successor.
The failure of the Company’s stockholders to elect or reelect Executive to the Board will not constitute “Good Reason” for purposes of this Agreement.
          (f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within three (3) months prior or twelve (12) months following a Change of Control. If a Change of Control event described in Section 10(b)(iv) occurs and, within twelve (12) months following such Change of Control, a Change of Control event described in Section 10(b)(i) through Section 10(b)(iii) occurs (the “Subsequent Change of Control”), a termination of Executive’s employment with the Company also will be considered “in Connection with a Change of Control” if Executive’s employment is terminated within twelve (12) months following the Subsequent Change of Control.

     11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
     12. Confidential Information. Executive will execute the form of Employment, Confidential Information and Invention Assignment Agreement, appended hereto as Exhibit A (the “Confidential Information Agreement”). In the event of any inconsistency between the terms of this Agreement and the terms of the Confidential Information Agreement, this Agreement will prevail.
     13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void. This Section 13 will in no way prevent Executive from transferring any vested property he owns.
     14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: Chairman of the Compensation Committee
Atmel Corporation
c/o Corporate Secretary
2325 Orchard Parkway
San Jose, CA 95131
If to Executive:
at the last residential address known by the Company.
With a copy to:
Howard, Rice, Nemerovski, Canady, Falk & Rabkin
3 Embarcadero Center; Suite 700
San Francisco, CA 94111
Attn: Ronald Star, Esq.

     15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
     16. Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single Arbitrator mutually acceptable to both parties. If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association (“AAA”) in Santa Clara County, California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.
     17. Legal Expenses. The Company will reimburse Executive for reasonable legal fees and expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement. Also, in the event that, on or following a Change of Control that is triggered by an occurrence described in Section 10(b)(iii) that is not approved by the Board or an occurrence described in Section 10(b)(iv), either party brings an action to enforce or effect its rights under this Agreement, the Company will reimburse the Executive for his costs and expenses incurred in connection with the action (including, without limitation, in connection with Executive defending himself against an action brought by the Company to enforce or effects its rights under this Agreement), including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees. Notwithstanding the preceding, no reimbursement will be made to Executive for an action originally brought by Executive if an entity of competent jurisdiction issues a final order that Executive’s action was frivolous. This right to reimbursement will be subject to the following additional requirements: (i) Executive must submit documentation of the costs, expenses and fees to be reimbursed within thirty (30) days of the end of his taxable year in which the costs, expenses and fees were incurred; (ii) the amount of any reimbursement provided during his taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement of eligible costs and expenses shall be made by the Company within thirty (30) days of Executive’s submission of documentation of the costs, expenses and fees to be reimbursed but no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred; and (iv) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment.
     18. Integration. This Agreement, together with the Confidential Information Agreement, the forms of equity award agreements that describe Executive’s outstanding equity awards (other than the award of performance-based restricted stock units granted to Executive on August 15, 2008, which instead will be subject to the terms of such grant, including without limitation the provisions regarding vesting following a change of control and in connection with certain terminations of employment) and the preexisting indemnification agreement between the parties, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.
     19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     20. Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 3(c), 6, 7, 8 and 11 will survive the termination of this Agreement.
     21. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     22. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     23. Governing Law. This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.
     24. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     25. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
     26. Filing Assistance. The Company will reasonably assist Executive in the preparation and filing of any filings under Section 16 of the Securities Exchange Act of 1934, as amended, that may be required as a result of his service with the Company.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

ATMEL CORPORATION

/s/ Jack L. Saltich Jack L. Saltich	Date: 30 Dec. 2008

EXECUTIVE:

/s/ Steven Laub	Date: 12/30/08
Steven Laub
[SIGNATURE PAGE TO LAUB EMPLOYMENT AGREEMENT]